Prudential Global Total Return Fund, Inc.
Annual period ended 4/30/17
File No. 811-04661

SUB-ITEM 77D0
Policies with respect to Security Investment

PRUDENTIAL GLOBAL TOTAL RETURN FUND, INC.


Effective September 2016 the investment limits in below investment grade securities for the Prudential Global Total
Return Fund, Inc. was amended from up to 50% investment restriction limitation to up to 35%.